LORD ASSET MANAGEMENT TRUST

ADMINISTRATIVE SERVICES PLAN

WHEREAS, Lord Asset Management Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust desires to adopt an Administrative Services Plan (the “Plan”) on behalf of its separate investment series and classes listed in Appendix A as it may be amended from time to time (each, a “Fund” and, collectively, the “Funds”) and the Board of Trustees, including a majority of the Independent Trustees (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of each Fund listed in Appendix A and its shareholders; and

WHEREAS, Thomas White International, Ltd. (the “Adviser”) will serve as shareholder servicing agent for the Funds.

NOW THEREFORE, each Fund hereby adopts the Plan on behalf of each class of each Fund listed in Appendix A on the following terms and conditions:

1. Each class of each Fund listed on Appendix A will pay the Adviser, as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution, shareholder-related administrative services provided by the Adviser or by securities broker-dealers and other securities professionals (“Service Organizations”) on behalf of beneficial owners of the Funds (“Clients”), including but not limited to shareholder-related administrative services provided by the Adviser at facilities dedicated to the Funds, provided that such administrative services are not duplicative of the servicing otherwise provided on behalf of each of the Funds.

2. Such services may include, but are not limited to, (i) answering customer inquiries of a general nature regarding the Funds; (ii) responding to customer inquiries and requests regarding statements of additional information, reports, notices, proxies and proxy statements, and other Fund documents; (iii) delivering prospectuses and annual and semi-annual reports to beneficial owners; (iv) assisting the Funds in establishing and maintaining shareholder accounts and records; (v) assisting customers in changing account options, account designations, and account addresses; (vi) sub-accounting for all Fund share transactions at the shareholder level; (vii) crediting distributions from the Funds to shareholder accounts; and (viii) providing such other administrative services as may be reasonably requested and which are deemed necessary and beneficial owners.

3. Each class of each Fund listed on Appendix A shall pay the Adviser, for its services, a maximum annual rate of the average daily net assets of the Funds as indicated on Appendix A. Each Fund may make such payments monthly, and payments to the Adviser may exceed the amount expended by the Advisor during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Adviser during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Adviser will promptly refund to the Funds any such excess amount. Payments to the Adviser may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Adviser shall report in writing at least quarterly to the Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan shall be effective with respect to each class of each Fund listed on Appendix A (or each class of a Fund added to Appendix A from time to time): (i) on the date upon which it is approved for such class by vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the approval of the Plan for such class; or (ii) on the date the class commences operations, if such date is later.

6. This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually with respect to a class or classes of shares of a Fund, by the Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated or amended, with respect to a class or classes of shares of a Fund, at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

As adopted by the Board of Trustees: June 18, 2012

APPENDIX A

Administrative Services Fees

Fund:	Maximum Administrative Services Fee	Maximum Administrative Services Fee
	Class A Shares	Investor Class Shares
Thomas White International Fund*	0.25%	0.25%
Thomas White Emerging Markets Fund*	0.25%	0.25%
Thomas White American Opportunities Fund**	0.25%**	0.25%

*	The Institutional Class and Class C shares of the Thomas White International and Emerging Markets Funds do not charge Administrative Services Fees.
**	Currently, the Thomas White American Opportunities Fund offers only Investor Class shares.

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